EXCHANGE FUND


         An Annual Meeting of Partners of the Fund was held on June 16, 1999, where shareholders vote to elect nine Managing General Partners and the ratification of KPMG LLP as the independent public accountants. With regards to the election of David C. Arch as elected Managing General Partner by the partners of the Fund 141,626 shares voted in his favor and 8,500 shares withheld. With regards to the election of Howard J Kerr as elected Managing General Partner by the partners of the Fund 141,626 shares voted in his favor and 8,500shares withheld. With regards to the election of Dennis J. McDonnell as elected Managing General Partner by the partners of the Fund 141,626 shares voted in his favor and 8,500 shares withheld. With regards to the election of Rod Dammeyer as elected Managing General Partner by the partners of the Fund 141,626 shares voted in his favor and 8,500 shares withheld. With regards to the election of Steven Muller as elected Managing General Partner by the partners of the Fund 141,626 shares voted in his favor and 8,500 shares withheld. With regards to the election of Theodore A. Myers as elected Managing General Partner by the partners of the Fund 141,626 shares voted in his favor and 8,500 shares withheld. With regards to the election of Don G. Powell as elected Managing General Partner by the partners of the Fund 141,626 shares voted in his favor and 8,500 shares withheld. With regards to the election of Hugo F. Sonnenschein as elected Managing General Partner by the partners of the Fund 141,626 shares voted in his favor and 8,500 shares withheld. With regards to the election of Wayne W. Whalen as elected Managing General Partner by the partners of the Fund 141,626 shares voted in his favor and 8,500 shares withheld. With regards to the ratification of KPMG LLP as the independent public accountants for the Fund 150,093 shares voted in favor of the proposal, 0 shares voted against and 33 shares abstained.